Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-131503) pertaining to the 2006 Employee Stock Purchase Plan of Texas Capital Bancshares, Inc.;

(2)	Registration Statement (Form S-8 No. 333-125514) pertaining to the 2005 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.;

(3)	Registration Statement (Form S-8 No. 333-109482) pertaining to the 1999 Omnibus Stock Plan of Texas Capital Bancshares, Inc.;

(4)	Registration Statement (Form S-3 No. 333-158586) pertaining to the registration of its senior debt securities, subordinate debt securities, convertible debt securities, preferred stock, common stock, warrants, and units of up to a total dollar amount of $150,000,000; and

(5)	Registration Statement (Form S-8 No. 333-166954) pertaining to the 2010 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.

of our reports dated February 23, 2012, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc., and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Dallas, Texas

February 23, 2012